EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of this 1st day of July 2005, by Coda Octopus Group, Inc., a Delaware corporation (Coda Octopus Group, Inc. and its subsidiaries hereinafter referred to as “Coda Octopus”), with its principal place of business at 245 Park Avenue, New York, New York 10167 and Anthony Davis, residing in 19 Spring Gardens, Edinburgh EH8 8KU (“the “Executive”) (collectively the "Parties").

WHEREAS, the Parties desire to enter into the Agreement to reflect the Executive’s executive capacities in Coda Octopus’ business and to provide for Coda Octopus’s employment of the Executive; and

WHEREAS, the Parties wish to set forth the terms and conditions of that employment;

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1.	Term of Employment

Coda Octopus hereby employs the Executive, and the Executive hereby accepts employment with Coda Octopus, upon the terms and conditions set forth in this Agreement, for a term (the “Employment Period”) commencing on the date hereof until terminated pursuant to Section 5.

2.	Title; Duties

During the Employment Period, the Executive shall be employed in the business of Coda Octopus including its affiliates. The Executive shall serve as Vice President, Commercial Division (see Appendix A for description of duties). In addition to the duties set forth in Appendix A, the Executive shall perform such services consistent with his position and as may be assigned to him from time to time by Coda Octopus.

3.	Extent of Services

The Executive will not to engage in the management of any business activities during the Employment Period except those which are for the sole benefit of Coda Octopus and to devote his entire business time, attention, skill and effort to the performance of his duties under this Agreement. Notwithstanding the foregoing, the Executive may, without impairing or otherwise adversely affecting the Executive’s performance of his duties to Coda Octopus, (i) make and manage personal investments in accordance with the Company’s Personal Securities Account Information Sheet in place at the time and (ii) with the prior approval of Coda Octopus, engage in charitable, professional and civic activities and serve on the boards of directors of corporations other than Coda Octopus, provided, however, that no such approval shall be necessary for the Executive’s continued engagement in such charitable, professional and civic activities in which he was engaged and service on any board of directors on which he was serving, on the date of this Agreement, all of which have been previously disclosed to Coda Octopus in writing but, provided further, that in no event shall the Executive be permitted to serve on the board of directors of any other entity that owns, operates, acquires, sells, develops and/or manages any companies which is involved in sub sea or sonar inspection or visualization.

4.	Compensation and Benefits

(a)
Salary. Coda Octopus shall pay the Executive an initial gross base annual salary (“Base Salary”) of £80,000 (or $150,000 when relocated to the US) commencing July 1st, 2005. The Base Salary shall be payable (minus such deductions as may be required by law or reasonably requested by the Executive) in accordance with Coda Octopus’s regularly scheduled payroll dates but in no event less frequently than monthly. If the Executive is an Officer of the parent company, Coda Octopus’s Compensation Committee (the “Compensation Committee”), or alternatively Coda Octopus, shall review the Executive’s Base Salary annually and may increase (but not decrease) the Executive’s Base Salary as in effect from time to time as the Compensation Committee shall deem appropriate.

(b)
Incentive Compensation. Commencing with calendar year 2006, the Executive shall be entitled to receive an annual cash and/or stock incentive bonus (the “Incentive Bonus”) for each Coda Octopus financial year during the Employment Period based on the level of accomplishment of management and performance objectives as established by the Compensation Committee.

(c)
Paid Time Off and Other Benefits. The Executive shall be entitled to paid time off for a minimum of 35 business days each calendar year, which shall be accrued ratably during the calendar year, as well as holiday pay in accordance with Coda Octopus’s policies in effect from time to time as set forth in its employment handbook as the same may be modified from time to time. The Executive shall be eligible to participate in such life, health, and disability insurance, pension, deferred compensation and incentive plans, options and awards, performance bonuses and other benefits as Coda Octopus extends, as a matter of policy, to its executive employees. The Coda Octopus shall maintain a disability insurance policy or plan covering the Executive during the Employment Period.

(d)
Reimbursement of Business Expenses. Coda Octopus shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers, and/or such other supporting information as Coda Octopus may reasonably request.

(e)
Initial Restricted Stock Grant. Provided that neither the Executive nor Coda Octopus has prior thereto given notice terminating this Agreement, the Executive shall, effective 1 November 2005 be issued 50,000 shares of common stock of Coda Octopus to be distributed quarterly, followed by $50,000 shares of common stock of Coda Octopus annually, from November 1st, 2006. Certificates representing said shares will bear a restrictive legend stating that sale or other transfer of the shares be made only pursuant to an effective registration statement filed with the Securities and Exchange Commission or an exemption from such registration.

(f)
Car or Car Allowance and Relocation Allowance. Whilst based in the UK, the Executive shall be provided with a vehicle. On relocation to the US, Coda Octopus shall reimburse the Executive $5,000 per annum in lieu of specific reimbursement expenses for use of a personal vehicle or the provision of a vehicle. In addition, Coda Octopus shall reimburse the Executive up to an amount to be agreed separately for relocation to the U.S., upon presentation by the Executive of documentation, expense statements, vouchers, and/or such other supporting information as Coda Octopus may reasonably request.

(g)
D&O Insurance Coverage. Subject to the terms of Coda Octopus’ directors and officers liability insurance policy, during and for a period of a maximum of three years after termination, the Executive shall be entitled to director and officer insurance coverage for his acts and omissions while an officer and director of Coda Octopus on a basis no less favorable to him than the coverage provided current officers and directors.

5.	Termination

(a)
Termination by Coda Octopus. Coda Octopus may terminate the Executive’s employment under this Agreement at any time upon 90 days’ prior written notice to the Executive; provided that Coda Octopus may terminate the Executive’s employment under this Agreement at any time for Cause, upon written notice by Coda Octopus to the Executive. For purposes of this Agreement, “Cause” for termination shall mean a determination by Coda Octopus in good faith that any of the following events have occurred: (i) the conviction or indictment of the Executive of, or the entry of a plea of guilty or nolo contendere by the Executive to, any felony; (ii) fraud, misappropriation or embezzlement by the Executive; (iii) the Executive’s willful failure or gross negligence in the performance of his assigned duties for Coda Octopus, which failure or gross negligence continues for more than 15 days following the Executive’s receipt of written notice of such willful failure or gross negligence from Coda Octopus; (iv) any act or omission of the Executive that has a demonstrated and material adverse impact on Coda Octopus’s reputation for honesty and fair dealing; (v) the breach by the Executive of his duties under this Agreement or any material term of this Agreement; or (vi) a material violation by Executive of Coda Octopus’s employment policies which continues for more than 15 days following written notice of such violation from Coda Octopus.

(b)
Termination by the Executive without Good Reason. The Executive may terminate this Agreement at any time without Good Reason, upon giving Coda Octopus 90 days’ written notice. At Coda Octopus' sole discretion, it may substitute 90 days’ salary in lieu of notice. Any salary paid to the Executive in lieu of notice shall not be offset against any entitlement the Executive may have to the Severance Payment pursuant to Section 6(b).

(c)
Termination by Executive for Good Reason. The Executive may terminate his employment under this Agreement at any time for Good Reason, upon written notice by the Executive to Coda Octopus. For purposes of this Agreement, “Good Reason” for termination shall mean that the Executive has complied with the “Good Reason Process” (hereafter defined) following the occurrence of one of the following events, without the Executive’s consent: (i) the assignment to the Executive of substantial duties or responsibilities inconsistent with the Executive’s position at Coda Octopus, or any other action by Coda Octopus which results in a substantial diminution or other substantive adverse change in the Executive’s duties or responsibilities, including, but not limited to, a substantial diminution in the Executive’s title as set forth in Section 2 hereof; (ii) a requirement that the Executive work principally from a location outside the 50 mile radius from Coda Octopus’s address first written above, without prior agreement with the Executive; (iii) Coda Octopus’s failure to pay the Executive any Base Salary or other compensation to which he becomes entitled, other than an inadvertent failure which is remedied by Coda Octopus within 30 days after receipt of written notice thereof from the Executive (or ten days for failure to pay Base Salary); (iv) Coda Octopus’s failure to honor the initial equity award granted pursuant to Section 4(e), if applicable; (v) any reduction in the Executive’s aggregate Base Salary and any involuntary reduction in the Executive’s other compensation taken as a whole, excluding any reductions caused by the failure to achieve performance targets; or (vi) Coda Octopus’s material breach of any of its other material obligations under this Agreement. “Good Reason Process” shall mean that (i) Executive reasonably determines in good faith that a “Good Reason” event has occurred; (ii) Executive notifies Coda Octopus in writing of the occurrence of the Good Reason event; (iii) Executive cooperates in good faith with Coda Octopus’s efforts, for a period not less than 30 days following such notice, to modify Executive’s employment situation in a manner acceptable to Executive and Coda Octopus; and (iv) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to Executive. If Coda Octopus cures the Good Reason event in a manner acceptable to Executive during the 30 day period, Good Reason shall be deemed not to have occurred.

(d)
Executive’s Death or Disability. The Executive’s employment shall terminate immediately upon his death or, upon written notice as set forth below, his Disability. As used in this Agreement, “Disability” shall mean such physical or mental impairment as would render the Executive eligible to receive benefits under the long-term disability insurance policy or plan then made available by Coda Octopus to the Executive. If the Employment Period is terminated by reason of the Executive’s Disability, either party shall give 30 days’ advance written notice to that effect to the other.

(e)
Date of Termination. “Date of Termination” shall mean: (A) if Executive’s employment is terminated by his death, the date of his death; (B) if Executive’s employment is terminated on account of disability under Section 5(d), 90 days after the date on which a notice of termination is given; (C) if Executive’s employment is terminated by Coda Octopus for Cause under Section 5(a), the date on which notice of termination is given; (D) if Executive’s employment is terminated under Section 5(b), 90 days after the date on which a notice of termination is given; and (E) if Executive’s employment is terminated by Executive under Section 5(c), 30 days after the date on which a notice of Good Reason is given.

6.	Effect of Termination

(a)
General. Regardless of the reason for any termination of this Agreement, the Executive (or the Executive’s estate if the Employment Period ends on account of the Executive’s death) shall be entitled to: (i) any unpaid portion of his Base Salary through the Date of Termination unless otherwise stated below; (ii) reimbursement for any outstanding reasonable expense he has incurred hereunder; (iii) continued insurance benefits to the extent required by law; (iv) payment of any vested but unpaid rights as required independent of this Agreement by the terms of any bonus or other incentive pay or stock plan, or any other employee benefit plan or program of Coda Octopus; and (v) except in the case of “Termination by Coda Octopus for Cause,” any bonus or incentive compensation that was approved but not paid. The amount payable under this Section 6(a) shall be paid to the Executive or the Executive’s estate (in the event of the Executive’s death) in a single lump sum no later than 30 days after the Date of Termination.

(b)
Termination by Coda Octopus for Cause or by Executive without Good Reason. If Coda Octopus terminates the Executive’s employment for Cause or the Executive terminates his employment without Good Reason, the Executive shall have no rights or claims against Coda Octopus except to receive the payments and benefits described in Section 6(a). Coda Octopus shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive’s rights under any employee benefit plan of Coda Octopus in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto. In addition, all vested but unexercised stock options held by Executive as of the Date of Termination must be exercised by Executive within three months following the Date of Termination or by the end of the option term, if earlier. All other stock-based grants and awards held by Executive shall vest or be canceled upon the Date of Termination in accordance with their terms.

(c)
Termination by Coda Octopus without Cause or by Executive for Good Reason. Except as provided in Section 6(d), if Coda Octopus terminates the Executive’s employment without Cause, or the Executive terminates his employment for Good Reason pursuant to Section 5(c), the Executive shall be entitled to receive, in addition to the items referenced in Section 6(a), the following:

(i)
a lump sum payment equal to one times the sum of (x) the Executive’s then current Base Salary and (y) the greater of (A) the average of the Executive’s bonuses (taking into account a payment of no bonus or a payment of a bonus of $0) with respect to the preceding three fiscal years (or the period of the Executive’s employment if shorter), (B) the Executive’s bonus with respect to the preceding fiscal year and (C) in the event that such termination of employment occurs before the first anniversary of the Commencement Date, the Executive’s annualized projected bonus for such year (the “Severance Payment”). The Severance Payment shall be paid to the Executive within 60 days following the Date of Termination;

(ii)
continued payment by Coda Octopus for life, health and disability insurance coverage and salary and other benefits for the Executive and the Executive’s spouse and dependents for one year following the Date of Termination to the same extent that Coda Octopus paid for such coverage immediately prior to the termination of the Executive’s employment and subject to the eligibility requirements and other terms and conditions of such insurance coverage, provided that if any such insurance coverage shall become unavailable during the one year period, Coda Octopus thereafter shall be obliged only to pay to the Executive an amount which, after reduction for income and employment taxes, is equal to the employer premiums for such insurance for the remainder of such severance period; and

(iii)
vesting as of the Date of Termination in any unvested portion of any stock option, restricted stock and any other long term incentive award previously issued to the Executive by Coda Octopus. Each such stock option must be exercised by the Executive within 180 days after the Date of Termination or the date of the remaining option term, if earlier.

None of the benefits described in this Section 6(c) will be payable unless the Executive has signed a general release which has become irrevocable, satisfactory to Coda Octopus in the reasonable exercise of its discretion, releasing Coda Octopus, its affiliates including Coda Octopus, and their officers, directors and employees, from any and all claims or potential claims arising from or related to the Executive’s employment or termination of employment.

(d)
Termination Following Change in Control. If, (x) during the Employment Period and within 12 months following a Change in Control, Coda Octopus (or its successor) terminates the Executive’s employment without Cause pursuant to Section 5(a) or the Executive terminates his employment for Good Reason pursuant to Section 5(c), or (y) the Executive, by notice given under this clause (y) of this Section 6(d) during the 90 day period commencing on the three-month anniversary of the date of the Change in Control (the “Notice Period”), terminates his employment for any reason, which termination shall be effective on the last day of the Notice Period, the Executive shall be entitled to receive, in addition to the items referenced in Section 6(a), the following:

(i)	the items referenced in Section 6(c); and

(ii)	Tax Gross-up Payment, as follows:

(A)
In the event that any payment made pursuant to Section 6(c) hereof or any insurance benefits, accelerated vesting, pro-rated bonus or other benefit payable to the Executive (under this Agreement or otherwise), (1) constitute “parachute payments” within the meaning of Section 280G (as it may be amended or replaced) of the Internal Revenue Code of 1986, as amended (the “Code”) (“Parachute Payments”) and (2) are subject to the excise tax imposed by Section 4999 (as it may be amended or replaced) of the Code (“the Excise Tax”), then Coda Octopus shall pay to the Executive an additional amount (the “Gross-Up Amount”) such that the net benefits retained by the Executive after the deduction of the Excise Tax (including interest and penalties) and any federal, or local income and employment taxes (including interest and penalties) upon the Gross-Up Amount shall be equal to the benefits that would have been delivered hereunder had the Excise Tax not been applicable and the Gross-Up Amount not been paid.

(B)
For purposes of determining the Gross-Up Amount: (1) Parachute Payments provided under arrangements with the Executive other than under any bonus or other incentive pay or stock plan or program of Coda Octopus (collectively, the “Plan”) and this Agreement, if any, shall be taken into account in determining the total amount of Parachute Payments received by the Executive so that the amount of excess Parachute Payments that are attributable to provisions of the Plan and Agreement is maximized; and (2) the Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation for the Executive’s taxable year in which the Parachute Payments are includable in the Executive’s income for purposes of federal, state and local income taxation.

(C)
The determination of whether the Excise Tax is payable, the amount thereof, and the amount of any Gross-Up Amount shall be made in writing in good faith by a nationally recognized independent certified public accounting firm selected by Coda Octopus and approved by the Executive, such approval not to be unreasonably withheld (the “Accounting Firm”). If such determination is not finally accepted by the Internal Revenue Service (or state or local revenue authorities) on audit, then appropriate adjustments shall be computed based upon the amount of Excise Tax and any interest or penalties so determined; provided, however, that the Executive in no event shall owe Coda Octopus any interest on any portion of the Gross-Up Amount that is returned to Coda Octopus. For purposes of making the calculations required by this Section 6(d)(v), to the extent not otherwise specified herein, reasonable assumptions and approximations may be made with respect to applicable taxes and reasonable, good faith interpretations of the Code may be relied upon. Coda Octopus and the Executive shall furnish such information and documents as may be reasonably requested in connection with the performance of the calculations under this Section 6(d)(v). Coda Octopus shall bear all costs incurred in connection with the performance of the calculations contemplated by this Section 6(d)(v). Coda Octopus shall pay the Gross-Up Amount to the Executive no later than 60 days following receipt of the Accounting Firm’s determination of the Gross-Up Amount.

(iii)
None of the benefits described in this Section 6(d) will be payable unless the Executive has signed a general release which has become irrevocable, satisfactory to Coda Octopus in the reasonable exercise of its discretion, releasing Coda Octopus, its affiliates including Coda Octopus, and their officers, directors and employees, from any and all claims or potential claims arising from or related to the Executive’s employment or termination of employment.

(iv)	For the purposes of this Agreement, a “Change in Control” shall mean any of the following events:

(A)
The ownership or acquisition (whether by a merger contemplated by Section 6(d)(vii)(B) below, or otherwise) by any Person (other than a Qualified Affiliate), in a single transaction or a series of related or unrelated transactions, of Beneficial Ownership of more than 50% of (1) Coda Octopus’s outstanding common stock (the “Common Stock”) or (2) the combined voting power of Coda Octopus’s outstanding securities entitled to vote generally in the election of directors (the “Outstanding Voting Securities”);

(B)
The merger or consolidation of Coda Octopus with or into any other Person other than a Qualified Affiliate, if, immediately following the effectiveness of such merger or consolidation, Persons who did not Beneficially Own Outstanding Voting Securities immediately before the effectiveness of such merger or consolidation directly or indirectly Beneficially Own more than 50% of the outstanding shares of voting stock of the surviving entity of such merger or consolidation (including for such purpose in both the numerator and denominator, shares of voting stock issuable upon the exercise of then outstanding rights (including conversion rights), options or warrants) (“Resulting Voting Securities”), provided that, for purposes of this Section 6(d)(vii)(B), if a Person who Beneficially Owned Outstanding Voting Securities immediately before the merger or consolidation Beneficially Owns a greater number of the Resulting Voting Securities immediately after the merger or consolidation than the number the Person received solely as a result of the merger or consolidation, such greater number will be treated as held by a Person who did not Beneficially Own Outstanding Voting Securities before the merger or consolidation, and provided further that such merger or consolidation would also constitute a Change in Control if it would satisfy the foregoing test if rights (including conversion rights), options and warrants were not included in the calculation;

(C)
Any one or a series of related sales or conveyances to any Person or Persons (including a liquidation or dissolution) other than any one or more Qualified Affiliates of all or substantially all of the assets of Coda Octopus;

(D)
Incumbent Directors cease, for any reason, to be a majority of the members of the Board of Directors, where an “Incumbent Director” is (1) an individual who is a member of the Board of Directors on the effective date of this Agreement or (2) any new director whose appointment by the Board of Directors or whose nomination for election by the stockholders was approved by a majority of the persons who were already Incumbent Directors at the time of such appointment, election or approval, other than any individual who assumes office initially as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors or as a result of an agreement to avoid or settle such a contest or solicitation; or

(E)
A Change in Control shall also be deemed to occur immediately before the completion of a tender offer for Coda Octopus’s securities representing more than 50% of the Outstanding Voting Securities, other than a tender offer by a Qualified Affiliate.

(F)
For purposes of this Agreement, the following definitions shall apply: (a) “Beneficial Ownership,” “Beneficially Owned” and “Beneficially Owns” shall have the meanings provided in Exchange Act Rule 13d-3; (b) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended; (c) “Person” shall mean any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), including any natural person, corporation, trust, association, company, partnership, joint venture, limited liability company, legal entity of any kind, government, or political subdivision, agency or instrumentality of a government, as well as two or more Persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of Coda Octopus’s securities; and (d) “Qualified Affiliate” shall mean (i) any directly or indirectly wholly owned subsidiary of Coda Octopus; (ii) any employee benefit plan (or related trust) sponsored or maintained by Coda Octopus or by any entity controlled by Coda Octopus; or

(v)
any Person consisting in whole or in part of the Executive or one or more individuals who are then Coda Octopus’s Chief Executive Officer or any other named executive officer (as defined in Item 402 of Regulation S-K under the Securities Act of 1933) of Coda Octopus as indicated in its most recent securities filing made before the date of the transaction.

(e)	Termination In the Event of Death or Disability.

(i)
If the Executive’s employment terminates because of his death, any unvested portion of any stock option and any restricted stock previously issued to the Executive by Coda Octopus shall become fully vested as of the date of his death and the Executive’s estate or other legal representatives shall have 360 days from the Date of Termination or the remaining option term, if earlier, to exercise all stock options granted to the Executive. In addition, the Executive’s estate shall be entitled to receive a pro-rata share of any performance bonus to which he otherwise would have been entitled for the fiscal year in which his death occurs. For a period of one (1) year following the Date of Termination, Coda Octopus shall pay such health insurance premiums as may be necessary to allow Executive’s spouse and dependents to receive health insurance coverage substantially similar to coverage they received prior to the Date of Termination. In addition to the foregoing, any payments to which Executive’s spouse, beneficiaries, or estate may be entitled under any employee benefit plan shall also be paid in accordance with the terms of such plan or arrangement. Such payments, in the aggregate, shall fully discharge Coda Octopus’s obligations hereunder.

(ii)
In the event the Executive’s employment terminates due to his Disability, as defined in any long-term disability insurance policy or plan provided to him by Coda Octopus (“Disability Insurance”), he shall be entitled to receive his Base Salary until such date as he shall commence receiving disability benefits pursuant to any Disability Insurance. In addition, as of the effective date of the termination notice specified in Section 5(d), the Executive shall vest in any unvested portion of any stock option and any restricted shares previously granted to him by Coda Octopus and the Executive shall have 360 days from the Date of Termination or the remaining option term, if earlier, to exercise all stock options granted to the Executive. The Executive also shall be entitled to receive a pro-rata share of any performance bonus to which he otherwise would have been entitled for the fiscal year in which his employment terminates due to his Disability. For a period of one year following the Date of Termination, Coda Octopus shall pay such health insurance premiums as may be necessary to allow Executive and Executive’s spouse and dependents to receive health insurance coverage substantially similar to coverage they received prior to the Date of Termination.

7.	Confidentiality

(a)
Definition of Proprietary Information. The Executive acknowledges that he may be furnished or may otherwise receive or have access to confidential information which relates to Coda Octopus’s past, present or future business activities, strategies, services or products, research and development, specifically all formulas, processes, computer code, customer lists, computer user identifiers and passwords, and all purchasing, engineering, accounting, marketing and other information, proprietary to Coda Octopus and not generally known, relating to research, development, manufacture, marketing and sale of Coda Octopus products, as well as formulas, computer code, processes and other information received by Coda Octopus from third parties under an obligation of secrecy.

All such information, including any materials or documents containing such information, shall be considered by Coda Octopus and the Executive as proprietary and confidential (the “Proprietary Information”).

(b)
Definition of Inventions. Invention(s) means all formulas, processes, discoveries, improvements, ideas and works of authorship, whether patentable or copyrightable or not, which the Executive learns, has access to, has a part in developing, first conceives or first reduces to practice, alone or with others (1) that are developed on Coda Octopus time, or (2) that relate directly to Coda Octopus’ business or actual or anticipated research, or (3) for which Coda Octopus’ Proprietary Information or other Coda Octopus property is sued, or (4) that result from any of the Executive’s work for Coda Octopus.

Executive's Obligation With Regard to Inventions.

(A) All Inventions that the Executive may learn, have access to, have a part in developing, first conceive, or first reduce to practice (i) during employment with Coda Octopus, whether or not during normal work time or at Coda Octopus’ premises, or (ii) at any time after employment termination if based on Confidential Information, are and shall remain the sole property of Coda Octopus in all countries, and shall be promptly disclosed to and are hereby assigned to Coda Octopus without charge to Coda Octopus. In the absence of clear and convincing proof to the contrary, all formulas, processes, inventions, ideas, and works of authorship conceived by the Executive within one year after termination of employment with Coda Octopus that directly relate to Coda Octopus business or demonstrably anticipated research or development will be considered to be Inventions to be disclosed to and owned by Coda Octopus.

(B) The Executive will acknowledge and deliver promptly without charge all documents to Coda Octopus, and to do such other acts as may be necessary in Coda Octopus’ opinion to obtain and maintain patents or copyrights and to vest the entire right and title in Coda Octopus to such patents, copyrights and Inventions in all countries including, if required by Coda Octopus but not limited to, completion and signing of the Assignment exhibited as Appendix B to this Agreement. Failure on the part of Coda Octopus at any time to require the Executive to sell, assign, transfer and set over the entire right, title and interest in and to said Inventions shall not be deemed to be a waiver of its rights thereto.

(C) The obligations of this section shall not apply to any invention developed entirely on the Executive's own time without the use of any Coda Octopus equipment, supplies, facility or Proprietary Information and (i) which does not relate to Coda Octopus business, or to Coda Octopus’ actual or demonstrably anticipated research or development or (ii) which does not result from any work performed by the Executive for Coda Octopus.

(c)	Exclusions. Notwithstanding the foregoing, Proprietary Information shall not include information in the public domain not as a result of a breach of any duty by the Executive or any other person.

(d)
Obligations. Both during and after the Employment Period, the Executive will preserve and protect the confidentiality of the Proprietary Information and all physical forms thereof, whether disclosed to him before this Agreement and Inventions signed or afterward (except as required by applicable law or otherwise as necessary in connection with the performance of the Executive’s duties to Coda Octopus hereunder). In addition, the Executive shall not (i) disclose or disseminate the Proprietary Information to any third party, including employees of Coda Octopus (or their affiliates) without a legitimate business need to know; (ii) remove the Proprietary Information from Coda Octopus’s premises without a valid business purpose; or (iii) use the Proprietary Information for his own benefit or for the benefit of any third party.

(e)
Return of Proprietary Information. The Executive acknowledges that all the Proprietary Information and Inventions used or generated during the course of working for Coda Octopus is the property of Coda Octopus. The Executive will deliver to Coda Octopus all documents and other tangibles (including diskettes and other storage media) containing the Proprietary Information and Inventions at any time upon request by Coda Octopus during his employment and immediately upon termination of his employment. If requested by Coda Octopus, the Executive will enter into an Assignment of Intellectual Property.

8.	Noncompetition and Nonsolicitation

(a)
Restriction on Competition. Throughout the Employment Period and for a further period of twelve (12) months thereafter (the “Restricted Period”), provided, however, that the Restricted Period shall only extend for six months following the expiration or termination of the Executive’s employment if the Executive’s employment is terminated following a Change in Control, the Executive will not engage, directly or indirectly, as an owner, director, trustee, manager, member, employee, consultant, partner, principal, agent, representative, stockholder, or in any other individual, corporate or representative capacity, in any of the following: (i) any subsea visualization company, or (ii) any other business in which Coda Octopus is engaged or is actively planning to engage as of the date of the Executive’s termination of employment. Notwithstanding the foregoing, the Executive shall not be deemed to have violated this Section 8(a) solely by reason of his passive ownership of 1% or less of the outstanding stock of any publicly traded corporation or other entity.

(b)
Non-Solicitation of Clients. During the Restricted Period, the Executive will not solicit, directly or indirectly, on his own behalf or on behalf of any other person(s), any client of Coda Octopus whom Coda Octopus had provided services at any time during the Executive’s employment with Coda Octopus in any line of business that Coda Octopus conducts as of the date of the Executive’s termination of employment or that Coda Octopus is actively soliciting, for the purpose of marketing or providing any service competitive with any service then offered by Coda Octopus.

(c)
Non-Solicitation of Employees. During the Restricted Period, the Executive will not, directly or indirectly, hire or attempt to hire or cause any business, other than a Qualified Affiliate, to hire any person who is then or was at any time during the preceding six months an employee of Coda Octopus and who is at the time of such hire or attempted hire, or was at the date of such employee’s separation from Coda Octopus a vice president, senior vice president or executive vice president or other senior executive employee of Coda Octopus.

(d)
Acknowledgment. The Executive acknowledges that he will acquire much Proprietary Information concerning the past, present and future business of Coda Octopus as the result of his employment, as well as access to the relationships between Coda Octopus and Coda Octopus and their clients and employees. The Executive further acknowledges that the business of Coda Octopus is very competitive and that competition by him in that business during his employment, or after his employment terminates, would severely injure Coda Octopus. The Executive understands that the restrictions contained in this Section 8 are reasonable and are required for Coda Octopus’s legitimate protection, and do not unduly limit his ability to earn a livelihood.

(e)
Rights and Remedies upon Breach. The Executive acknowledges that any breach by him of any of the provisions of Sections 7 and 8 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, Coda Octopus shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Coda Octopus under law or in equity (including, without limitation, the recovery of damages):

(i)
The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court of competent jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

(ii)
The right and remedy to require the Executive to account for and pay over to Coda Octopus and its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to Coda Octopus and, if applicable, its affected affiliates.

(f)
If any court or other decision-maker of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and non-appealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

9.	Executive Representation

The Executive represents and warrants to Coda Octopus that he is not now under any obligation of a contractual or other nature to any person, business or other entity which is inconsistent or in conflict with this Agreement or which would prevent him from performing his obligations under this Agreement.

10.	Enforcement and Indemnification

(a)
Coda Octopus, in its sole discretion, may bring an action in any court of competent jurisdiction to seek injunctive relief and such other relief as Coda Octopus shall elect to enforce the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of Coda Octopus and the Executive that such determination not bar or in any way affect Coda Octopus’s right, or the right of any of its affiliates, to the relief provided in Section 8(e) above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata. The parties hereby agree to waive right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restrictive Covenants).

(b)
In accordance with Appendix C to this Agreement, Coda Octopus will indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive, including the cost of legal counsel selected and retained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been an officer, director, or employee of Coda Octopus or any subsidiary or affiliate of Coda Octopus. Coda Octopus will pay to the Executive in advance of the final disposition of any proceeding all such amounts incurred or suffered.

11.	Miscellaneous

(a)
Litigation and Regulatory Cooperation. During and after Executive’s employment, Executive shall reasonably cooperate with Coda Octopus in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Coda Octopus which relate to events or occurrences that transpired while Executive was employed by Coda Octopus; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Coda Octopus at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with Coda Octopus in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by Coda Octopus. Coda Octopus shall also provide Executive with compensation on an hourly basis (to be derived from the sum of his Base Salary and average annual incentive compensation) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Section 11(a), including, but not limited to, reasonable attorneys’ fees and costs.

(b)
Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective (i) upon personal delivery, (ii) upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid, or (iii) in the case of facsimile transmission or delivery by nationally recognized overnight delivery service, when received, addressed as follows:

(i)	If to Coda Octopus, to:

Coda Octopus Group, Inc.
245 Park Avenue
New York, New York 10167

(ii)	If to the Executive, to:

19 Spring Gardens
Edinburgh
EH8 8KU

or to such other address or addresses as either party shall designate to the other in writing from time to time by like notice.

(c)
Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

(d)
Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

(e)	Amendment. This Agreement may be amended or modified only by a written instrument executed by both Coda Octopus and the Executive.

(f)	Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.

(g)
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any entity with which or into which Coda Octopus may be merged or which may succeed to its assets or business or any entity to which Coda Octopus may assign its rights and obligations under this Agreement; provided, however, that the obligations of the Executive are personal and shall not be assigned or delegated by him.

(h)
Waiver. No delays or omission by Coda Octopus or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by Coda Octopus or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(i)	Captions. The captions appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(j)
Severability. In case any provision of this Agreement shall be held by a court or arbitrator with jurisdiction over the parties to this Agreement to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(k)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

CODA OCTOPUS GROUP, INC.

By:
Name: Jason Reid
Title: President and Chief Executive Officer

EXECUTIVE

Name: Anthony Davis

APPENDIX A

TO BE INSERTED SEPARATELY

APPENDIX B

ASSIGNMENT

WHEREAS, __________________________________________, hereinafter called "Assignor", residing at ________________________________________________________, has certain new and useful formulas, processes, discoveries, improvements, ideas and works of authorship (“Inventions”) disclosed in an application for United States and other Letters Patent entitled__________________________________________________________________________________________, and executed by __________________________________________________ on date herewith;

AND WHEREAS Coda Octopus Group, Inc., located at 245 Park Avenue, New York, New York and or a subsidiary thereof, together with any successors, legal representatives or assigns thereof, called "Assignee" wants to acquire the entire right, title and interest in and to said Inventions and application.

NOW, THEREFORE, in consideration of the entering into an Employment Contract with Assignee dated _____________, 2005 and other good and valuable consideration, the receipt of which is hereby acknowledged, the Assignor has sold, assigned, transferred and set over, and does hereby sell, assign, transfer and set over to Assignee the entire right, title and interest in and to said Inventions, and said application and all divisions and continuations thereof, and all United States Letters Patents which may be granted thereon and all reissues, reexaminations and extensions thereof, and all priority rights under all available International Agreements, Treaties and Conventions for the protection of Intellectual property in its various forms in every participating country, and all applications for patents (including related rights such as utility-model registrations, inventor's certificates, and the like) heretofore or hereafter filed for said Inventions in any foreign countries, and all patents (including all continuations, divisions, extensions, renewals, substitutes, and reissues thereof) granted for said Inventions in any foreign countries; and the Assignor hereby authorizes and requests the United States Commissioner of Patents and Trademarks, and any officials of foreign countries whose duty it is to issue patents on applications as aforesaid, to Issue all patents for said Inventions to Assignee in accordance with the terms of this Assignment;

AND THE ASSIGNOR HEREBY covenants that he has full right to convey the entire Interest herein assigned, and that he has not executed, and will not execute, any agreement in conflict herewith;

AND THE ASSIGNOR HEREBY further covenants and agrees that he will communicate to Assignee any facts known to him respecting said Inventions, and testify in any legal proceeding, sign all lawful papers, execute all divisional, continuation, substitute and reissue applications, make all rightful oaths and generally do everything possible to aid Assignee to obtain and enforce proper patent protection for said Inventions in all countries.

In testimony whereof, I hereunto set my hand this ____ day of _______________ 20____

SIGNATURE OF ASSIGNOR

STATE OF ________________________________________

COUNTY OF ______________________________________

On _____________________ before me _________________________ Notary Public, personally appeared _______________________________ personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the Instrument.

WITNESS my hand and official seal.

_______________________________

Signature of Notary

If UK or Norway, a different notarial acknowledgment will be required.

APPENDIX C

INDEMNITY AGREEMENT

This Agreement is made as of the 1st day of July 2005, by and between CODA OCTOPUS GROUP, INC., a Delaware corporation (the “Corporation”), and Anthony Davis (the “Indemnitee”), a Director and/or Officer of the Corporation (collectively the "Parties").

WHEREAS, it is essential to the Corporation to retain and attract as Directors and Officers the most capable persons available, and

WHEREAS, the substantial increase in corporate litigation subjects Directors and Officers to expensive litigation risks at the same time that the availability of Directors’ and Officers’ liability insurance has been severely limited, and

WHEREAS, it is now and has always been the express policy of the Corporation to indemnify its Directors and Officers so as to provide them with the maximum possible protection permitted by law, and

WHEREAS, the Corporation does not regard the protection available to Indemnitee as adequate in the present circumstances, and realizes that Indemnitee may not be willing to serve as a Director and/or Officer without adequate protection, and the Corporation desires Indemnitee to serve in such capacity;

NOW, THEREFORE, in consideration of Indemnitee’s service as a Director and/or Officer after the date hereof, the Parties agree as follows:

1.	Definitions. As used in this Agreement:

(a)
The term “Proceeding” shall include any threatened, pending or completed action, suit or proceeding, whether brought by or in the right of the Corporation or otherwise and whether of a civil, criminal, administrative or investigative nature.

(b)
The term “Expenses” shall include, but is not limited to, expenses of investigations, judicial or administrative proceedings or appeals, damages, judgments, fines, amounts paid in settlement by or on behalf of Indemnitee, attorneys’ fees and disbursements and any expenses of establishing a right to indemnification under this Agreement.

(c)
The terms “Director” and “Officer” shall include Indemnitee’s service at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise as well as a Director and/or Officer of the Corporation.

2.
Indemnity of Director or Officer. Subject only to the limitations set forth in Section 3, Corporation will pay on behalf of the Indemnitee all Expenses actually and reasonably incurred by Indemnitee because of any claim or claims made against him in a Proceeding by reason of the fact that he is or was a Director and/or Officer.

3.	Limitations on Indemnity. Corporation shall not be obligated under this Agreement to make any payment of Expenses to the Indemnitee,

(a)	which payment it is prohibited by applicable law from paying as indemnity;

(b)	for which payment is actually made to the Indemnitee under an insurance policy, except in respect of any excess beyond the amount of payment under such insurance;

(c)	for which payment the Indemnitee is indemnified by Corporation otherwise than pursuant to this Agreement;

(d)
resulting from a claim decided in a Proceeding adversely to the Indemnitee based upon or attributable to the Indemnitee gaining in fact any personal profit or advantage to which he was not legally entitled;

(e)
resulting from a claim decided in a Proceeding adversely to the Indemnitee for an accounting of profits made from the purchase or sale by the Indemnitee of securities of Corporation within the meaning of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law or common law; or

(f)
brought about or contributed to by the dishonesty of the Indemnitee seeking payment hereunder; however, notwithstanding the foregoing, the Indemnitee shall be indemnified under this Agreement as to any claims upon which suit may be brought against him by reason of any alleged dishonesty on his part, unless it shall be decided in a Proceeding that he committed (i) acts of active and deliberate dishonesty, (ii) with actual dishonest purpose and intent, and (iii) which acts were material to the cause of action so adjudicated.

For purposes of Sections 3 and 4, the phrase “decided in a Proceeding” shall mean a decision by a court, arbitrator(s), hearing officer or other judicial agent having the requisite legal authority to make such a decision, which decision has become final and from which no appeal or other review proceeding is permissible.

4.
Advance Payment of Costs. Expenses incurred by Indemnitee in defending a claim against him in a Proceeding shall be paid by the Corporation as incurred and in advance of the final disposition of such Proceeding; provided, however, that Expenses of defense need not be paid as incurred and in advance where the judicial agent of first impression has decided the Indemnitee is not entitled to be indemnified pursuant to this Agreement or otherwise. Indemnitee hereby agrees and undertakes to repay such amounts advanced if it shall be decided in a Proceeding that he is not entitled to be indemnified by the Corporation pursuant to this Agreement or otherwise.

5.
Enforcement. If a claim under this Agreement is not paid by Corporation, or on its behalf, within thirty days after a written claim has been received by Corporation, the Indemnitee may at any time thereafter bring suit against Corporation to recover the unpaid amount of the claim and if successful in whole or in part, the Indemnitee shall also be entitled to be paid the Expenses of prosecuting such claim.

6.
Subrogation. In the event of payment under this Agreement, Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable Corporation effectively to bring suit to enforce such rights.

7.
Notice. The Indemnitee, as a condition precedent to his right to be indemnified under this Agreement, shall give to Corporation notice in writing as soon as practicable of any claim made against him for which indemnity will or could be sought under this Agreement. Notice to Corporation shall be given at its principal office and shall be directed to the Corporate Secretary (or such other address as Corporation shall designate in writing to the Indemnitee); notice shall be deemed received if sent by prepaid mail properly addressed, the date of such notice being the date postmarked. In addition, the Indemnitee shall give Corporation such information and cooperation as it may reasonably require.

8.
Saving Clause. If this Agreement or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, the Corporation shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated or by any other applicable law.

9.
Indemnification Hereunder Not Exclusive. Nothing herein shall be deemed to diminish or otherwise restrict the Indemnitee’s right to indemnification under any provision of the Certificate of Incorporation or Bylaws of the Corporation or under Delaware law.

10.	Applicable Law. This Agreement shall be governed by and construed in accordance with internal laws of the State of Delaware.

11.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute the original.

12.	Successors and Assigns. This Agreement shall be binding upon the Corporation and its successors and assigns.

13.
Continuation of Indemnification. The indemnification under this Agreement shall continue as to Indemnitee even though he may have ceased to be a Director and/or Officer and shall inure to the benefit of the heirs and personal representatives of Indemnitee.

14.	Coverage of Indemnification. The indemnification under this Agreement shall cover Indemnitee’s service as a Director and/or Officer prior to or after the date of the Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and signed as of the day and year first above written.

CODA OCTOPUS GROUP, INC.	INDEMNITEE

By:
Name: Jason Reid Position: President and CEO	Name: Anthony Davis